EXHIBIT 23.4

                        [GRANT THORNTON LLP LETTERHEAD]

May 24, 2000


Securities and Exchange Commission
Washington, D.C. 20549


Re:   Go2Pharmacy.com, Inc. (formerly Innovative Health Products, Inc.)

Dear Sir or Madam:

The corporation has determined not to file Form 8-K for the change of accountants of Go2Pharmacy.com, Inc. We believe the following should be presented as required by Item 4.

There were no disagreements between Grant Thornton LLP and the corporation. Management of the corporation has informed us that they have engaged another accountant to audit the year ended March 31, 2000 and reaudit March 31, 1999 which we had previously opined upon.

Very truly yours,

/s/ GRANT THORNTON LLP